EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-282385, 333-264870), Form S-3 (Nos. 333-227349, 333-238928, 333-239495, 333-252670, 333-273427, and 333-276259) and Form S-8 (Nos. 333-227482, 333-228655, 333-250097, and 333-280108) of Kartoon, Studios, Inc. of our report dated March 31, 2025, relating to the consolidated financial statements of Kartoon Studios, Inc. as of and for the years ended December 31, 2024 and 2023, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 31, 2025